Exhibit 99.5

On April 1, 2014, Arotech Corporation (the “Company”) completed its acquisition of UEC Electronics, LLC (“UEC”) pursuant to the terms of the Membership Interest Purchase agreement dated April 1, 2014 (the “Acquisition”). The unaudited pro forma condensed combined balance sheet as of December 31, 2013 gives effect to the Acquisition and related financing as if they had occurred on December 31, 2013. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 gives effect to the Acquisition and related financing as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined statement of operations includes adjustments that give effect to events that are directly attributable to the transaction, are expected to have a continuing impact, and that are factually supportable. The notes to the unaudited pro forma condensed combined financial information describe the pro forma amounts and adjustments presented below.

The pro forma adjustments reflecting the completion of the Acquisition are based upon the acquisition method of accounting in accordance with US GAAP and upon the assumptions set forth in the notes included in the notes to the pro forma information. Certain fees associated with the Acquisition that were incurred by the Company, such as fees for legal and financial services, are not reflected in the unaudited pro forma condensed combined statement of operations. This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes, the Company’s historical financial statements and accompanying notes as of and for the year ended December 31, 2013 as filed on Form10-K with the SEC on March 31, 2014, and UEC’s historical financial statements and accompanying notes as of and for the year ended December 31, 2013 as filed on Form 8-K with the SEC on April 1, 2014.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and do not reflect future events that may occur after the Acquisition, or any operating efficiencies or inefficiencies that may result from the transaction. Therefore, the unaudited pro forma condensed combined financial information is not necessarily indicative of results that would have been achieved had the businesses been combined during the period presented or the results that the Company will experience going forward. In addition, the preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma combined condensed financial information. Actual results could differ, perhaps materially, from these estimates and assumptions.

AS OF DECEMBER 31, 2013 UNAUDITED PRO FORMA BALANCE SHEET
AROTECH CORORATION AND UEC ELECTRONICS LLC

Condensed Combined Pro forma Balance Sheet

	Arotech	UEC	Pro forma		Pro forma
	Actual	Actual (Note A)	Adjustments		Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,821,325	$147,055	$(5,500,000)	B	$468,380
Investments	-	1,421,331	-		1,421,331
Restricted collateral deposits	498,495	-	-		498,495
Trade receivables	12,362,871	9,021,158	-		21,384,029
Unbilled receivables	8,463,920	5,708,919	-		14,172,839
Other accounts receivable and prepaid expenses	1,379,621	591,074	-		1,970,695
Inventories	10,074,766	562,022	-		10,636,788
Total current assets	38,600,998	17,451,559	(5,500,000)		50,552,557
LONG TERM Assets:
Severance pay fund	4,968,811	-	-		4,968,811
Other long term receivables	73,979	63,950	-		137,929
Property and equipment, net	4,926,949	3,818,093	(2,747,607)	C	5,997,435
Other intangible assets, net	1,059,151	-	7,800,000	D	8,859,151
Goodwill	31,024,754	-	18,087,929	E	49,112,683
Total long term assets	42,053,644	3,882,043	23,140,322		69,076,009
Total assets	$80,654,642	$21,333,602	$17,640,322		$119,628,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$5,107,208	$4,096,214	$-		$9,203,422
Other accounts payable and accrued expenses	6,012,041	1,044,530	1,255,000	F	8,311,571
Current portion of long term debt	95,382	379,775	3,320,225	G	3,795,382
Short term bank credit	-	102,800	(102,800)	H	-
Deferred revenues	7,020,079	2,333,180	-		9,353,259
Total current liabilities	18,234,710	7,956,499	4,472,425		30,663,634
LONG TERM LIABILITIES:
Accrued severance pay	7,020,060	-	-		7,020,060
Long term portion of debt	1,830,348	2,732,041	16,067,959	I	20,630,348
Deferred tax liability	5,518,521	-	-		5,518,521
Other long term liabilities	74,027	-	4,700,000	J	4,774,027
Total long-term liabilities	14,442,956	2,732,041	20,767,959		37,942,956
Total Liabilities	32,677,666	10,688,540	25,240,384		68,606,590
STOCKHOLDERS’ EQUITY:
Common stock – $0.01 par value each	201,632	-	7,750	K	209,382
Preferred shares – $0.01 par value each	-	-	-		-
Additional paid-in capital	229,917,341	-	4,292,250	K	234,209,591
Accumulated deficit	(183,096,572)	-	(1,255,000)	F	(184,351,572)
Members' equity	-	10,510,897	(10,510,897)	L	-
Notes receivable from stockholders	(908,054)	-	-		(908,054)
Accumulated other comprehensive income	1,862,629	134,165	(134,165)	L	1,862,629
Total stockholders’ equity	47,976,976	10,645,062	(7,600,062)		51,021,976
Total liabilities and stockholders’ equity	$80,654,642	$21,333,602	$17,640,322		$119,628,566

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
AROTECH CORORATION AND UEC ELECTRONICS LLC FOR THE YEAR ENDED DECEMBER 31, 2013

Condensed Combined Pro forma Income Statement

	Arotech	UEC	Pro forma		Pro forma
	Actual	Actual (Note A)	Adjustments		Combined
Revenues	$88,571,428	$32,411,643	$(128,363)	M	$120,854,708

Cost of revenues	64,480,140	23,901,593	(128,363)	M	88,253,370
Research and development expenses	2,955,883	821,050	-		3,776,933
Selling and marketing expenses	5,617,705	159,032	-		5,776,737
General and administrative expenses	10,886,959	2,589,705	253,067	N	13,729,731
Amortization of intangible assets	1,091,126	-	780,000	O	1,871,126
Total operating costs and expenses	85,031,813	27,471,380	904,704		113,407,897

Operating income (loss)	3,539,615	4,940,263	(1,033,067)		7,446,811
					-
Other income	286,347	20,283	-		306,630
Financial income (expense), net	(499,272)	3,292	(960,286)	P	(1,456,266)
Total other expense	(212,925)	23,575	(960,286)		(1,149,636)
Income from continuing operations before income tax expense	3,326,690	4,963,838	(1,993,353)		6,297,175

Income tax expense	1,052,720	-	-	Q	1,052,720
Net income from continuing operations	$2,273,970	$4,963,838	$(1,993,353)		$5,244,455

Basic net income per share – continuing operations	$0.14				$0.30

Diluted net income per share – continuing operations	$0.13				$0.29

Weighted average number of shares used in computing basic net income per share	16,507,848		775,000	R	17,282,848

Weighted average number of shares used in computing diluted net income per share	17,110,588		775,000	R	17,885,588

Note 1                                Description of Transaction

On April 1, 2014, we entered into and consummated a Membership Interest Purchase Agreement (the “Agreement”) to purchase all of the membership interests of UEC Electronics, LLC, a South Carolina limited liability company (“UEC”), from the seller of UEC (the “Seller”), a company principally owned by UEC’s two top managers (together with the Seller, the “Sellers”). UEC management will stay with UEC and will continue to manage UEC as a wholly-owned subsidiary of ours.

UEC develops and manufactures electronic components and subsystems primarily for military, aerospace and industrial customers. UEC specializes in core, proprietary engineering capabilities in highly-demanded solution areas, including: (i) hybrid power generation systems, (ii) smart power subsystems for military vehicles and dismounted applications, and (iii) aircraft and missile systems support for cutting-edge weapons and communications technologies.

The initial acquisition price of UEC was $28 million plus 775,000 shares of our common stock,  as well as a potential earn-out of up to $5.5 million over the next two calendar years, which earn-out is payable in cash or shares of our common stock at our option.  On April 1, 2014, the closing price of Arotech’s common stock on the Nasdaq Global Market was $5.44 per share, causing the common stock issued in the acquisition to be valued for accounting purposes at $4.3 million, subject to potential reduction to reflect the fact that the stock being issued in the acquisition is unregistered and not freely tradable. The source of the cash used was $22.5 million of the funds provided by new borrowings under our primary bank facility.

The amount of consideration was determined based upon arm's-length negotiations between ourselves and the Sellers. We are not aware of any pre-existing material relationship between the Sellers and us, or between the Sellers and our affiliates, directors or officers, or any associate of any such affiliate, director or officer.

In connection with our acquisition of UEC and our issuance of our stock to the Seller, we agreed to register for resale the shares of common stock issued to the Seller. In addition, we entered into a lockup agreement with the Sellers, pursuant to which there are restrictions until October 1, 2014 on the amount of our stock that the Seller may sell.

Note 2                                Pro forma Adjustments

A - The UEC financial statements include certain reclassifications to conform their presentation to Arotech’s presentation. Those reclassifications include a) separately displaying aggregate accounts receivable of UEC ($13.2 million) into billed trade receivables ($9.0 million), unbilled receivables ($5.7 million), deferred revenues ($1.7 million) and other receivables ($0.2 million), b) reflecting $1.4 million of UECs operating costs related to certain manufacturing activities that the company includes in cost of revenues, c) separately displaying UEC’s selling, general and administrative costs into Arotech’s operating expense categories, and d) certain other less significant reclassifications.

B - Represents new borrowings under the Company's credit facility ($22,500,000) and the cash purchase price paid to the sellers of UEC ($28,000,000).

C - Represents certain property of UEC that was not included in the Acquisition, some of which the Company will continue to use subject to a one year lease with the sellers.

D - Represents the estimated fair value of identifiable intangible assets.  The final identification and valuation of these intangible assets has yet to be completed.  As such, the Company, based on studies published by a major independent valuation firm regarding business combinations in the Aerospace, Defense and Government industries, allocated approximately 30% of the excess purchase price of UEC over the estimated fair value of its other identifiable net as-sets acquired to intangible assets.  For purposes of this pro forma presentation, the Company assumed that these intangible assets will be amortized on a straight-line basis over ten years.

E - Represents the excess purchase price over the estimated fair value of the net assets acquired.

F - Represents transaction costs incurred after December 31, 2013 by the Company.  Due to a full valuation allowance on the Company's net deferred income tax assets, there is no net in-come tax impact related to these costs.

G - Represents the elimination of UEC's current portion of long term debt which was not assumed in the Acquisition ($379,775) and the current portion of new borrowings under the Company's credit facility ($3,700,000).

H - Represents the elimination of UEC's short term bank credit which was not assumed in the Acquisition.

I - Represents the elimination of UEC's long term debt which was not assumed in the Acquisition ($2,732,041) and the new long term borrowings under the Company's credit facility ($18,800,000).

J - Represents the present value of the estimated contingent consideration to be paid to the sellers of UEC based on terms of an earn out arrangement with the sellers for a period of two year.  The maximum payout could be up to $5,500,000 and is payable in cash or shares of the Company's common stock, at the Company's option.

K - Represents the market value of the 775,000 shares of common stock issued in partial consideration for the Acquisition.

L - Represents the elimination of UEC's historical equity balances.

M - Represents the elimination of revenues and costs of revenues between the Company and UEC during 2013.

N - Represents incremental rent expense for the property that the Company is leasing from the sellers ($319,938) net of the elimination of the historical depreciation expense on that property ($66,871).

O - Represents estimated amortization related to acquired intangible assets.  Any difference between a) the amount of purchase price finally allocated to intangible assets and their esti-mated lives and amortization methods and b) the corresponding assumptions used for purposes of this pro forma adjustment could have a material impact on the pro forma information.  For example, if finally determined amortization expense during the year after the Acquisition was $250,000 more or less than this $780,000, this would create a corresponding change in pro forma diluted earnings per share of $0.01.

P - Represents the elimination of interest expense related to a mortgage loan on a property that was not included in the Acquisition ($85,286) and the inclusion of interest expense, at an average annual rate of 4% on new amounts borrowed under the Company's credit facility to partially finance the Acquisition ($875,000).

Q - Due to a full valuation allowance on the Company's net deferred income tax assets, there are no net income tax impacts related to inclusion of UEC's historical results or the pro forma adjustments.

R - Represents the shares of common stock issued in partial consideration for the Acquisition.